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                                                                    Exhibit 99.1


                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 457-0400


Contact: Randy J. Parker                                  FOR IMMEDIATE RELEASE
         Chief Financial Officer


                    BEACON CAPITAL PARTNERS COMPLETES SALE OF

                         TECHNOLOGY SQUARE IN CAMBRIDGE

                 SPECIAL DIVIDEND OF $6.00 PER SHARE TO BE PAID


BOSTON, February 14, 2001 - Beacon Capital Partners, Inc. announced today that it has completed the sale of Technology Square, Cambridge, MA, to the Massachusetts Institute of Technology (MIT). The purchase price was $278.8 million.

MIT's purchase includes Technology Square's three existing buildings totaling approximately 541,000 square feet and four new buildings, which are currently under construction, totaling approximately 617,000 square feet. Construction of the new buildings will be completed by Beacon Capital Partners under plans approved by the City of Cambridge a year ago.

Beacon acquired Technology Square in June, 1998, from The Prudential Insurance Company of America as part of a portfolio that also included the adjacent 475,000 square foot Draper Building. The purchase price of the portfolio was $123 million. Under Beacon's ownership of Technology Square, a comprehensive master plan for the project was developed and implemented. Features of the plan included a complete renovation of two of the existing buildings, redesigned plaza and common areas, expansion of the parking garage, and the development of four new buildings totaling approximately 617,000 square feet. Tenants of the complex now include Akamai Technologies, Inc., Forrester Research, Inc. and the MIT Laboratory for Computer Science.

The Draper Building was sold in a separate transaction in April, 2000, to the tenant, The Charles Stark Draper Laboratory, Inc., for $72.5 million.

As a result of the sale, Beacon Capital Partners will make a special dividend distribution to its shareholders. The distribution, amounting to $6.00 per share, will be paid to shareholders of record as of February 20, 2001. The payment date for the dividend is March 1, 2001.

Beacon Capital Partners, Inc. is a real estate investment company formed in January, 1998, by Alan M. Leventhal, Chairman and CEO, and Lionel P. Fortin, President and COO. The company is based in Boston, Massachusetts, and has a regional office in Los Angeles.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities law. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, timely release of occupied square footage upon expiration, interest rates, availability of equity and debt financing and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.